Exhibits 23.1

1199 South Fairway Drive, 2nd Floor
Walnut, California 91789
PO Box 3949
City of Industry, California 91744
(909) 594-2713 Fax (909) 594-2357
www.mswft com

Consent of Independent Registered Public Accounting Firm

To The Board of Directors
Genesis Pharmaceuticals Enterprises, Inc

We consent to the use of our report dated September 28, 2007 on the consolidated financial statements of Karmoya International Limited and Subsidiaries as of June 30, 2007 and 2006 and each of the years in the three-year period ended June 30, 2007, included herein on the registration statement of Genesis Pharmaceuticals Enterprises, Inc on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

/S/ Moore Stephens Wurth Frazer and Torbet, LLC

Walnut, California

July 14, 2008